AMENDMENT TO INVESTMENT ADVISORY AGREEMENT FOR SUBADVISER

This Amendment to the Investment Advisory Agreement for Subadviser (“Amendment”) is made as of April 1, 2004, among Harbor Capital Advisors, Inc., Harbor Fund, on behalf of Harbor Bond Fund, and Pacific Investment Management Company to the Investment Advisory Agreement for Subadviser (the “Agreement”). All capitalized terms used in this Amendment and not defined herein shall have the same meaning ascribed to them in the Agreement.

WHEREAS, the parties agree to insert a new Paragraph 11 to the Agreement;

NOW, THEREFORE, the parties agree as follows:

1.	Paragraph 11 is inserted into the Agreement:

“Subadviser Affiliates: You are prohibited from consulting with all affiliated subadvisers of Harbor Fund with respect to securities and asset transactions of Harbor Bond Fund.”

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the first date above written.

HARBOR FUND ON BEHALF OF		HARBOR CAPITAL ADVISORS, INC.
Harbor Bond Fund

By:	/s/ Karen B. Wasil	By:	/s/ Constance L. Souders
Name:	Karen B. Wasil	Name:	Constance L. Souders
Title:	Secretary	Title:	Executive Vice President

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ James F. Muzzy
Name:	James F. Muzzy
Title:	Managing Director